Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated March 17, 2006, relating to the consolidated financial statements of Crdentia Corp. as of and for the years ended December 31, 2005 and 2004 which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ KBA GROUP LLP
Dallas, Texas
April 4, 2006